Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement on Form S-4 of our report dated March 1, 2019, with respect to the consolidated financial statements of Carolina Financial Corporation and its Subsidiary as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and our report dated March 1, 2019 with respect to the effectiveness of Carolina Financial Corporation and its Subsidiary’s internal control over financial reporting as of December 31, 2018.

We also consent to the reference to our Firm under the heading “Experts” in the Registration Statement.

/s/ Elliott Davis, LLC

Greenville, South Carolina
January 16, 2020